EXHIBIT 10.5

GUARANTY AGREEMENT

This Guaranty Agreement (this "Guaranty") is entered into as of February 11, 2020, by FuelCell Energy, Inc., a Delaware corporation (herein together with its successors and assigns, the "Guarantor"), in favor of Crestmark Equipment Finance, an unincorporated division of a federal bank, MetaBank (herein together with its successors and assigns, the "Guaranteed Party").

WHEREAS, Central CA Fuel Cell 2, LLC, a Delaware limited liability company (“Project Developer”) and an affiliate of Guarantor, is the developer and owner of that certain fuel cell power generation project located at the City of Tulare Wastewater Treatment Plant at 411 East Kern Avenue, Tulare, California 93274 (the “Project”);

WHEREAS, Guaranteed Party desires to provide financing to the Project in a transaction structured as a sale and leaseback of the Project pursuant to which: (i) Guaranteed Party will purchase the Project from Project Developer pursuant to terms and conditions set forth in a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) and (ii) Guaranteed party, simultaneously therewith, will lease the Project back to Project Developer pursuant to the terms and conditions set forth in a Lease Agreement (the “Lease Agreement”);

WHEREAS, in connection with Guaranteed Party and Project Developer entering into the Purchase and Sale Agreement and Lease Agreement, such parties will also enter into certain agreements related thereto as set forth in Schedule I attached hereto (such agreements, together with the Purchase and Sale Agreement and Lease Agreement are collectively referred to as the “Sale Leaseback Agreements”); and

WHEREAS, in consideration for the benefits that Guarantor will receive as a result of Project Developer’s entering into the foregoing transaction with Guaranteed Party, Guarantor is willing to guaranty Project Developer’s payment and performance obligations under the Sale Leaseback Agreements in the event Project Developer does not fulfill any of such payment or performance obligations.

NOW, THEREFORE, in order to induce the Guaranteed Party to enter into the Sale Leaseback Agreements and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees as follows:

1.Guarantor unconditionally guaranties to the Guaranteed Party:

(a)the performance of all obligations owing by Project Developer to Guaranteed Party pursuant to the terms and conditions of the Sale Leaseback Agreements;

(b)the payment when due of all amounts payable by Project Developer to the Guaranteed Party pursuant to the terms and conditions of the Sale Leaseback Agreements; and

(c)the payment of all reasonable attorney's fees and other reasonable costs and expenses incurred by the Guaranteed Party in connection with commencing any action to enforce this Guaranty against Guarantor (collectively, the “Obligations”).

2.This Guaranty shall be a continuing guarantee of performance and payment and not of collection. It shall remain in full force and effect for so long as any Obligations remain outstanding pursuant to the Sale Leaseback Agreements (the "Guaranty Term"); provided, that this Guaranty shall survive beyond such date to the extent any claim is made hereunder prior to such date and is not resolved as of such date, in which case, as to such claims this Guaranty shall remain in full force and effect until all such claims are resolved. Upon the failure of Project Developer to pay any payment Obligation due to the Guaranteed Party under the Sale Leaseback Agreements (after expiration of all applicable grace or cure periods), the Guaranteed Party shall give written notice of such failure to Guarantor and Guarantor shall pay or cause to be paid the amount owed within ten (10) business days following receipt of such written notice from Guaranteed Party.  Upon the failure of Project Developer to perform any nonpayment Obligation required under the Sale Leaseback Agreements (after expiration of all applicable grace or cure periods), the Guaranteed Party shall give written notice of such failure to Guarantor and Guarantor shall perform or cause to be performed any such Obligation within thirty (30) business days following receipt of such written notice from Guaranteed Party; provided that if such default is capable of being cured but cannot be cured within such thirty-day period, and Guarantor is diligently pursuing such cure, the cure period shall be extended for so long as is necessary to effect such cure (but in no event in excess of sixty (60) days beyond such thirty-day period).

3.Guarantor shall not be discharged or released from its obligations hereunder by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Project Developer or by any defense which Project Developer  may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

4.This Guaranty shall remain in effect notwithstanding: (a) any change in the amount, time or manner of payment of any sums required to be paid pursuant to the Sale Leaseback Agreements; (b) any change in any of the terms, covenants, conditions or provisions of the Sale Leaseback Agreements; (c) any amendments or modifications to the Sale Leaseback Agreements; (d) any permitted assignment of the Sale Leaseback Agreements or of any sums payable under the Sale

Leaseback Agreements; (e) receipt of any security for the payment of the Sale Leaseback Agreements and any exchange, enforcement, waiver or release of any such security; (f) the application of any such security to the Sale Leaseback Agreements; and (g) any release in whole or in part of any of the Obligations or settlement or compromise of differences with respect thereto.

5.Guarantor waives any right to require the Guaranteed Party to: (a) proceed against the Project Developer or any other person or entity directly or contingently liable for the payment of any of the Sale Leaseback Agreements; (b) pursue any other remedy in the Guaranteed Party's power whatsoever; or (c) notify Guarantor of any default by Project Developer in the payment of any sums required to be paid pursuant to the Sale Leaseback Agreements or in the performance of any term, covenant or condition therein required to be kept, observed or performed by Project Developer except the notices specified in Section 2 and Section 10 of this Guaranty.  Guarantor waives any defense arising by reason of the invalidity, illegality or lack of enforceability of any Sale Leaseback Agreement, the failure of the Guaranteed Party to perfect or maintain perfection of any interest in any collateral and unless reserved herein, any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against Guarantor.

6.Upon demand, Guarantor agrees to pay and perform, in accordance with Section 2 of this Guaranty, all Obligations set forth in any Sale Leaseback Agreements. This Guaranty and Guarantor's payment obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or must otherwise be restored or returned by the Guaranteed Party, all as though such payment had not been made. Until the payment and performance in full of all of the Obligations, Guarantor waives and shall have no right of subrogation against Project Developer. Guarantor waives all presentments, demands for performance, notices of non-performance, protests, notices of dishonor, and notices of acceptance of this Guaranty except the notices specified in Section 2 and Section 10 of this Guaranty.

7.(a)  During the Guaranty Term, as long as Guarantor is a publicly traded company filing reports with the United States Securities and Exchange Commission (“SEC”), within ten (10) business days of Guarantor’s filing of any Form 10 Q or 10 K, Guarantor shall provide Guaranteed Party with copies of all such filings.

(b) If, at any time during the Guaranty Term, Guarantor ceases to be a publicly traded company and, as a result, the foregoing information is no longer filed with the SEC, then, from and after such time, Guarantor shall: (i) within sixty (60) days after the end of each quarterly period during the Guaranty Term, deliver to Guaranteed Party unaudited quarterly financial statements for the Guarantor as of the end of such quarterly period, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”); and (ii) within one hundred twenty (120) days after the end of each calendar year , deliver to Guaranteed Party audited annual financial statements for the Guarantor, as of the end of such calendar year, prepared in accordance with GAAP; provided that if audited annual financial statements are not prepared for Guarantor in the ordinary course for any year then unaudited annual financial statements for the Guarantor for such year may be provided if they are certified by the chief financial officer of the Guarantor as prepared in accordance with GAAP.

8.As of the date hereof, Guarantor represents and warrants to the Guaranteed Party that:

(a)Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)The execution, delivery and performance of this Guaranty: (1) have been duly authorized by all necessary action required by Guarantor's organizational documents; (2) do not require any approval or consent of any stockholder, trustee or holder of any obligations of Guarantor except such as have been duly obtained; and (3) do not contravene any law, governmental rule, regulation or order now binding on Guarantor, or the organizational documents of Guarantor, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Guarantor under, any indenture, mortgage, contract or other agreement to which Guarantor is a party or by which it or its property is bound.

(c)This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided herein.

9.A default shall be deemed to have occurred hereunder ("Default") if: (a) Guarantor shall fail to perform or observe any covenant or obligation required to be performed by it hereunder; (b) a material inaccuracy exists in any representation or warranty made by Guarantor hereunder; or (c) Guarantor generally fails to pay its debts as they become due or its admission in writing of its inability to pay the same, or the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or any of its properties or business (unless, if involuntary, the proceeding is dismissed within ninety  (90) days of the filing thereof) or the rejection of this Guaranty in any such proceeding;

10.Upon a Default hereunder, the Guaranteed Party may, at its option, declare this Guaranty to be in default by written notice to Guarantor (without election of remedies), and at any time thereafter, may do any one or more of the following, all of which are hereby authorized by Guarantor:

A.declare the Sale Leaseback Agreements to be in default and thereafter sue for and recover all damages and all other sums otherwise recoverable from Project Developer thereunder; and/or

B.pursue any and all legal remedies available to the Guaranteed Party under this Guaranty as a result of such Default.

No right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time.

The failure of the Guaranteed Party to exercise the rights granted hereunder upon any Default by Guarantor shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such Default.

The obligations of Guarantor hereunder are independent of the obligations of Project Developer under the Sale Leaseback Agreements. A separate action or actions may be brought and prosecuted against Guarantor whether or not an action is brought against Project Developer or whether Project Developer be joined in any such action or actions.

11.GUARANTOR AGREES THAT THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTOR HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). Guarantor agrees that any action or proceeding arising out of or relating to this Guaranty may be commenced in any state or Federal court in the State of New York; and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail, return receipt requested, to it at its address hereinafter set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of New York.

12.GUARANTOR AND, IN ACCEPTING THIS GUARANTY, GUARANTEED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH GUARANTOR OR GUARANTEED PARTY MAY BE A PARTY ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS GUARANTY OR THE SALE LEASEBACK AGREEMENTS.

13.The obligations of Guarantor under this Guaranty may not be assigned or delegated without the prior written consent of the Guaranteed Party. Guaranteed Party may assign (i) all or any of its rights and obligations under this Guaranty to any of its affiliates, and (y) all of its rights, but not its obligations, under this Guaranty to any other person in connection with any permitted assignment of its rights under the Sale Leaseback Agreements and shall, in each case, give prompt written notice to the Guarantor following any such assignment. This Guaranty shall inure to the benefit of the Guaranteed Party, its successors and permitted assigns, and shall be binding upon the successors and permitted assigns of Guarantor.  In the event of a change of control with regard to Project Developer or an assignment of the Lease Agreement by Project Developer, to the extended permitted or otherwise approved by Guaranteed Party, then Guarantor may request the substitution of a replacement Guarantor for the Sale Leaseback Agreements which such substitution and the terms therefore may be approved or denied by Guaranteed Party in its reasonable discretion.

14.All notices hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed as follows:

If to Guarantor:	FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Ct. 06810
Attn: Legal Department
Telephone: 203-825-6000
Facsimile: 203-825-6069

If to the Guaranteed Party:	Crestmark Equipment Finance
5480 Corporate Drive
Suite 350
Troy, MI 48098
Attn: Corporate Counsel
Telephone: (513) 455-2300
Facsimile: (513) 763-1637

or to such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

15.This Guaranty constitutes the entire agreement between the parties with respect to the subject matter hereof and shall not be rescinded, amended or modified in any manner except by a document in writing executed by both parties. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, Guarantor, through a duly authorized officer, has duly executed this Guaranty Agreement as of the date first written above.

GUARANTOR:

FUELCELL ENERGY, INC.

By:	/s/ Michael S. Bishop
Name:	Michael S. Bishop
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

Accepted and agreed:

CRESTMARK EQUIPMENT FINANCE
By:	/s/ Thomas R. Rutherford
Name:	Thomas R. Rutherford
Title:	President

SCHEDULE I

Sale Leaseback Agreements

All agreements between the Project Developer and the Guaranteed Party related to the Sale Leaseback Transaction, including the Bill of Sale delivered pursuant to the Purchase and Sale Agreement dated February 11, 2020 and the Rental Schedule delivered pursuant to the Lease Agreement dated February 11, 2020.